Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Gibraltar Industries, Inc. of our report dated March 9, 2005, except Note 2 and Note 21, as to which the date is November 7, 2005 and April 20, 2006, respectively, relating to the financial statements, which appears in Gibraltar’s Current Report on Form 8-K dated June 9, 2006, which is incorporated by reference in this Form S-4. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/      PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Buffalo, New York
July 19, 2006

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